Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Union Bankshares Corporation of our report dated January 15, 2003, relating the consolidated financial statements of Union Bankshares Corporation as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002. We also consent to the reference made to us under the caption “Experts” in the Proxy Statement/Prospectus constituting a part of this Registration Statement.

/s/    Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 5, 2004